Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

We have issued our report dated April 19, 2006 accompanying the consolidated financial statements of Circuit Research Labs, Inc. as of December 31, 2005, and for each of the two years in the period ended December 31, 2005, included in the Annual Report on Form 10-KSB as of December 31, 2005 which are included in the Registration Statement Form SB-2, Post Effective Amendment No. 1.

We consent to the inclusion in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois

July 11, 2006